UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Midstates Petroleum Company, Inc.
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MIDSTATES PETROLEUM COMPANY, INC.

321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Midstates Petroleum Company, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Midstates Petroleum Company, Inc. (the “Company”) will be held at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, on May 24, 2017, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.                                      To elect seven directors.

2.                                      To approve, on a non-binding advisory basis, the compensation of our named executive officers.

3.                                      To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for 2017.

4.                                      To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder of record at the close of business on April 18, 2017.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so that we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card at the website or telephone number provided above, which you may complete, sign and return by mail.

By Order of the Board of Directors,

/s/ Frederic F. Brace

Frederic F. Brace
President, Chief Executive Officer and Director

Tulsa, Oklahoma
April 21, 2017

321 South Boston Avenue, Suite 1000
Tulsa, Oklahoma 74103

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors” or the “Board”) requests your proxy for the Annual Meeting that will be held on May 24, 2017 at 9:00 a.m. Central Time, at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. The proxy materials, including this proxy statement (the “Proxy Statement”), proxy card or voting instructions and our 2016 annual report, are being distributed and made available on or about April 21, 2017.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke the proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the proxy, or by signing and delivering to the Corporate Secretary of the Company a proxy with a later date. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the proxy is exercised or unless you vote your shares in person at the Annual Meeting.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials, including a proxy card, is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail from the stockholder of record should follow the instructions included in the proxy materials to transmit voting instructions.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.01 per share (the “common stock”), is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the Record Date (defined below) is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 18, 2017 (the “Record Date”). As of the Record Date, 24,994,867 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, the Chairman of the meeting or a majority of the outstanding shares of common stock entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Directors will be elected by the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting (“Proposal ONE”). The proposal seeking approval, on a non-binding advisory basis, of the compensation of our named executive officers (“Proposal TWO”) requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the matter. The proposal seeking ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2017 (“Proposal THREE”) requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Collectively, Proposal ONE, TWO, and THREE may be referred to as the “Proposals.”

An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners (a “broker non-vote”), but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner. Broker non-votes generally occur because the broker (i) does not receive voting instructions from the beneficial owner and (ii) lacks discretionary authority to vote the shares. Brokers do not have discretionary voting authority with respect to Proposals ONE or TWO of this Proxy Statement. For Proposal THREE, ratification of the appointment of the Company’s independent registered public accounting firm, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. However, (1) broker non-votes will not have any effect on the outcome of Proposals ONE or THREE and (2) abstentions will have the effect of votes cast against on Proposals TWO and THREE and will not have any effect on Proposal ONE.

Default Voting. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR each of the director nominees listed in Proposal ONE and FOR Proposals TWO and THREE.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

The Company was incorporated pursuant to the laws of the State of Delaware on October 25, 2011 to become a holding company for Midstates Petroleum Company LLC (“Midstates Sub”). On April 30, 2016, the Company filed voluntary petitions (the “Chapter 11 Cases”) for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On October 21, 2016 (the “Effective Date”), following the Bankruptcy Court’s approval of a plan of reorganization, the Company emerged from bankruptcy. In this Proxy Statement, the terms “Company,” “we,” “us,” “our,” and similar terms refer to Midstates Petroleum Company, Inc. and Midstates Sub, unless the context indicates otherwise.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following individuals for election as directors of the Company to serve for a one year term beginning at the Annual Meeting and expiring at the annual meeting to be held in 2018:

Frederic F. Brace

Alan J. Carr

Patrice D. Douglas

Neal P. Goldman

Todd R. Snyder

Michael S. Reddin

Bruce H. Vincent

Each of the above nominees is currently serving as a director of the Company. Biographical information for each nominee is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Required Vote

The election of directors in this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to be voted at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Proposal One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Frederic F. Brace	59	President & Chief Executive Officer and Director (Principal Executive Officer)
Alan J. Carr(l)(2)	47	Chairman and Director
Patrice D. Douglas(1)(3)	54	Director
Neal P. Goldman(2)	47	Director
Todd R. Snyder(1)(3)	54	Director
Michael S. Reddin(1)(2)	57	Director
Bruce H. Vincent(3)	69	Director
Nelson M. Haight	52	Executive Vice President and Chief Financial Officer
Mitchell G. Elkins	57	Executive Vice President—Operations
Scott C. Weatherholt	39	Vice President—General Counsel & Corporate Secretary
Amelia K. Harding	47	Vice President—Human Resources & Administration

(1)                                 Member of the Nominating and Governance Committee.

(2)                                 Member of the Compensation Committee.

(3)                                 Member of the Audit Committee.

The Company’s Board of Directors currently consists of seven members. The Company’s directors serve for a one year term. Directors may be removed from office either for or without cause upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Company entitled to vote generally for the election of directors.

Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director.

Frederic F. Brace has served as our President and Chief Executive Officer since October 21, 2016 and as a member of our Board of Directors since March 9, 2015. Mr. Brace previously served as Interim President and Chief Executive Officer from March 2015 through October 20, 2016. Mr. Brace has over twenty years of experience in business management and board representations. He is currently Chairman and Chief Executive Officer of Beaucastel LLC and Sangfroid Advisors Ltd. Previously, Mr. Brace worked for Niko Resources, Ltd., an oil and gas company, from August 2013 to December 2014 serving first as Senior Advisor and then as President of the company. From 1988 to 2008, Mr. Brace worked at the UAL Corporation (now United Continental Holdings, Inc.), the parent company of United Airlines, Inc. and Continental Airlines, Inc., where he served as Executive Vice President and Chief Financial Officer of UAL Corporation and United Airlines, Inc. from 2002 to 2008. From 2012 to August 2013 Mr. Brace worked as an independent consultant. Mr. Brace is currently a member of the board of directors of Anixter International and iHeartMedia, Inc. and has previously served on the board of numerous public and private companies. He received his BS in Industrial Engineering from the University of Michigan in 1980 and his MBA with a specialization in finance from the University of Chicago Graduate School of Business in 1982. We believe Mr. Brace’s knowledge of the energy industry and expertise in representing public and private companies allows him to provide valuable insights to our Board of Directors.

Alan J. Carr has served as a member of our Board of Directors since March 9, 2015. Mr. Carr is an investment professional with over twenty years of experience working from the principal and advisor side on complex, process-intensive financial situations. Mr. Carr is the founder of Drivetrain Advisors, a fiduciary services firm that supports the investment community in legally- and process-intensive investments as a representative, director, or trustee. Prior to founding Drivetrain Advisors in 2013, Mr. Carr was a Managing Director at Strategic Value Partners, LLC where he led financial restructurings for companies in North America and Europe, working in both the US and Europe over nine years. Prior to joining Strategic Value Partners, Mr. Carr was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Mr. Carr currently serves on the boards of directors of Tanker Investments Ltd., Atlas Iron Limited and Verso Corporation and has previously served on the board of numerous public and private companies. Mr. Carr has experience serving on boards of a variety of companies in North America, Europe and Asia. He received his B.A. in Economics and Sociology from Brandeis University in 1992 and his J.D. from Tulane Law School in 1995. We believe Mr. Carr’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

Patrice D. Douglas has served as a member of our Board of Directors since October 21, 2016. Ms. Douglas is an attorney with the law firm of Spencer Fane LLP, where she is Of Counsel. Ms. Douglas currently serves as a member of the board of directors of Bank SNB & SWBC. She previously was a Commissioner at the Oklahoma Corporation Commission, where she served as Vice-Chairman from February 2014 to January 2015 and as Chairman from August 2012 to February 2014. Her prior professional experience includes service as an Executive Vice President of First Fidelity Bank from April 2008 to October 2011, and as President, Greater OKC Metro Market, of SpiritBank from 2004 to 2008. Ms. Douglas was elected Mayor of the City of Edmond, Oklahoma in April 2009 and served for two consecutive terms. Ms. Douglas earned a B.S. degree in computer information systems from Oklahoma Christian University, and a J.D. from the University of Oklahoma College of Law. We believe Ms. Douglas’ extensive financial expertise and experience in representing both public and private companies, as well as her roles in public service, allow her to bring important experience, skill and insight to our Board of Directors.

Neal P. Goldman has served as a member of our Board of Directors since October 21, 2016 and is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, turnaround consulting, strategic planning, and special situation investments. Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from July 2007 to 2012, which he helped build to over $12 billion in assets under management. Prior to this, Mr. Goldman was a Portfolio Manager at Mackay Shields, LLC and also held various positions at Salomon Brothers Inc., both as a mergers and acquisitions banker and as an investor in the high yield trading group. Throughout his career, Mr. Goldman has held numerous board representations including roles as an independent member of the boards of directors of Lightsquared, Inc., Pimco Income Strategy Fund I & II, and Catalyst Paper Corporation as well as a member of the boards of directors of Jacuzzi Brands and NII Holdings, Inc.  Mr. Goldman currently serves on the board of directors of Stone Energy Corporation, Ultra Petroleum Corp. and Walter Investment Management Corp.  Mr. Goldman received a B.A. from the University of Michigan and a M.B.A. from the University of Illinois. We believe Mr. Goldman’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

Todd R. Snyder has served as a member of our Board of Directors since October 21, 2016. Mr. Snyder is an Executive Vice Chairman of North American GFA and Co-Chair of the North American Debt Advisory and Restructuring Group of Rothschild Inc., a leading international investment banking and financial advisory firm. Mr. Snyder has been an advisor to companies in restructurings and reorganizations for twenty-nine years and has been instrumental in a diverse selection of complex transactions, including reorganizations, restructurings, financings, spinoffs, workouts, exchange offers, mergers, divestitures and management-led buyouts. Before joining Rothschild in March 2000, Mr. Snyder was a Managing Director in the Restructuring and Reorganization group at Peter J. Solomon Company and a Managing Director at KPMG Peat Marwick in the Corporate Recovery Group, where he also was the National Director of the Corporate Recovery Practice for Governmental Enterprises (regulated and privatizing industries). Prior to moving to the investment banking field, Mr. Snyder practiced law in the Business Reorganization department of Weil, Gotshal & Manges. Mr. Snyder received a B.A. degree from Wesleyan University and a J.D. from the University of Pennsylvania Law School. We believe Mr. Snyder’s extensive financial expertise and experience in representing public and private companies in complex financial situations brings important experience and skill to our Board of Directors.

Michael S. Reddin has served as a member of our Board of Directors since October 21, 2016. Mr. Reddin currently serves as the Chairman of the board of directors of Energy XXI Gulf Coast, Inc., and has extensive experience in business management and board representations in the oil and gas industry, including with companies such as Berry Petroleum Company, Gulfport Energy, Davis Petroleum Corp., and Kerogen Resources, Inc. From August 2009 to April 2016, Mr. Reddin was the President and Chief Executive Officer of Davis Petroleum Corp and

served as Chairman from March 2013 to April 2016. Prior to joining Davis Petroleum Corp., Mr. Reddin was the president and chief executive officer of Kerogen Resources, Inc. from 2008 to 2009, and held two separate vice president roles at BP America, Inc. in the Deepwater Gulf of Mexico (BP’s largest upstream unit) related to development and production. Mr. Reddin received a B.S. degree in Mechanical Engineering from Texas A&M University. We believe Mr. Reddin’s experience in the energy industry and expertise in representing public and private companies brings important experience and skill to our Board of Directors.

Bruce H. Vincent has served as a member of our Board of Directors since October 21, 2016. Mr. Vincent served as a director of Swift Energy Company from May 2005 until February 2015 and as President of Swift Energy Company from November 2004 until February 2015. Mr. Vincent previously served in a variety of strategic roles for Swift Energy Company, including as Secretary from February 2008 until August 2012 and from August 2000 until May 2005, as Executive Vice President—Corporate Development from August 2000 to November 2004, and as Senior Vice President—Funds Management from 1990 (when he joined Swift Energy Company) to 2000. Mr. Vincent has previously served as chairman of the Independent Petroleum Association of America. Mr. Vincent received a B.A. degree from Duke University and a MBA degree from the University of Houston. We believe Mr. Vincent’s experience in the energy industry and expertise in representing public companies brings important experience and skill to our Board of Directors.

Nelson M. Haight has served as our Executive Vice President and Chief Financial Officer since January 2015, and previously served as Senior Vice President and Chief Financial Officer from January 2014 through January 2015, and as our Chief Accounting Officer from August 2013 through January 2014. Mr. Haight previously served as our Vice President and Controller from December 2011 to August 2013. Mr. Haight is a Certified Public Accountant and prior to joining the Company, Mr. Haight was a partner with the audit firms of GBH CPAs from November 2008 to December 2011 and Malone Bailey, PC from July 2007 to November 2008. Prior to those positions, Mr. Haight served in a variety of public accounting and finance roles and began his career in 1988 with Arthur Andersen and Co. Mr. Haight holds a bachelor’s degree and a master’s degree in public accounting from the University of Texas at Austin.

Mitchell G. Elkins has served as our Executive Vice President of Operations since January 2015 after his previous role of Vice President of Drilling and Completions, which he held since 2012. Prior to joining the Company, Mr. Elkins worked as the International Drilling Manager for Transatlantic in Istanbul, Turkey from May 2011 through January 2012 and the Drilling and Completions manager for Apache in their Australian operations from July 2006 through April 2011. Prior to that, Mr. Elkins held a variety of roles for Unocal as well as Apache, and also owned a project management company supporting clients such as Apache, Chevron, Perenco, Shell and others in international operations. Mr. Elkins holds a BS in Control Engineering with a Petroleum Production Base from the University of Texas—Permian Basin.

Scott C. Weatherholt joined the Company in February 2015 and currently serves as Vice President— General Counsel & Corporate Secretary and Vice President—Land. Prior to joining the Company, Mr. Weatherholt was an attorney at Samson Resources Company, located in Tulsa, Oklahoma from May 2005 to February 2015, where he had most recently held the position of Assistant General Counsel and oversaw Samson’s day-to-day legal activities as well as had managerial responsibility for Samson’s Land Administration and Division Order Departments. Prior to Samson, Mr. Weatherholt had been engaged in the private practice of law in Tulsa, Oklahoma with the Pray Walker law firm, with an emphasis upon energy and royalty owner litigation. Mr. Weatherholt graduated from the University of Oklahoma Michael F. Price College of Business with a B.B.A. degree in Finance as well as the University of Oklahoma College of Law where he received his Juris Doctorate degree. Mr. Weatherholt is a member of the American Bar Association and Oklahoma Bar Association as well as the Association of Corporate Counsel. Mr. Weatherholt is actively involved with the Oklahoma Independent Petroleum Association and is a member of OIPA’s legislative and legal committees.

Amelia K. Harding joined the Company in September 2015 and currently serves as our Vice President - Human Resources and Administration. Prior to joining the Company, Ms. Harding worked as the General Manager, Human Resources for Samson Resources Company from March 2012 through September 2015 where she oversaw the HR administration of 1,000 employees in 15 offices. Prior to this role, Ms. Harding served as the Manager, Employee Relations and Recruiting for Samson Resources Company from June 2009 through February 2012. Preceding those positions, Ms. Harding served as Manager, Human Resources for both Southwest United Industries and KOPCO, Inc., from 1998-2009. She received her Bachelor of Business Administration degree in Management from

Fort Hays State University, and her Master of Human Relations and Organization Development from the University of Oklahoma.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors held 23 meetings during 2016, and its independent directors met in executive session 6 times during 2016. During 2016, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com.

The members of the Audit Committee are Messrs. Vincent (Chairman) and Snyder and Ms. Douglas. Messrs. Vincent, Snyder and Ms. Douglas each joined the Audit Committee in October 2016, replacing former Audit Committee members Bruce Stover, Alan J. Carr and Robert E. Ogle. The Audit Committee held six meetings during 2016.

Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com, include among other duties, the responsibility to:

•                                          periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•                                          approve the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

•                                          periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

•                                          exercise oversight of all matters of executive compensation policy.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.

Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer’s conclusions and recommendations, including those for base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our bonus plan, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the vice president level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.

Our Board of Directors annually considers the performance of our Chief Executive Officer. The Compensation Committee determines all components of our Chief Executive Officer’s compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2016, the Compensation Committee engaged the services of Willis Towers Watson (“WTW”) to provide compensation consulting services and engaged Lyons, Benenson & Company Inc. (“LB&Co”) for compensation consulting services on October 11, 2016. In selecting WTW as well as LB&Co as its independent compensation consultant, the Compensation Committee assessed the independence of both WTW and LB&Co pursuant to Securities and Exchange Commission (“SEC”) rules and considered, among other things, whether either consultant provides any other services to us, the policies of each consultant that are designed to prevent any conflict of interest between the consultant, the Compensation Committee and us, any personal or business relationship between the consultant and any member of the Compensation Committee or between the consultant and one of our executive officers and whether the consultant owns any shares of our common stock. The terms of each consultant’s engagement are set forth in separate engagement agreements that provide, among other things, that the consultant is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Neither consultant provides any other services to the Company, and the Compensation Committee has concluded that we do not have any conflicts of interest with either consultant.

Among the services each consultant was asked to perform was apprising the Compensation Committee of, among other things, compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s executive and director compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs. Neither WTW nor LB&Co provided any other services to the Company during the last fiscal year.

The Compensation Committee does not adopt all recommendations given by the compensation consultant but uses the consultant’s work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions. The consultant meets privately with the Committee at its request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

The members of the Compensation Committee are Messrs. Goldman (Chairman), Carr and Reddin. Mr. Ogle joined the Compensation Committee in February 2016, replacing Mr. George DeMontrond. Messrs. Ogle and Stover served on the Compensation Committee until their replacement by Messrs. Goldman and Reddin in October 2016. The Compensation Committee held five meetings during 2016.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” section included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.midstatespetroleum.com.

The Nominating and Governance Committee has several methods of identifying Board candidates. First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the Board. Second, the committee requests from time to time that its members and the other Board members identify possible candidates. Third, the committee has the authority to retain one or more search firms to aid in its search. The search firm assists the Board in identifying potential Board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

The members of the Nominating and Governance Committee are Ms. Douglas (Chairwoman), Messrs. Carr, Reddin and Snyder. Ms. Douglas and Messrs. Reddin and Snyder joined the Nominating and Governance Committee in October of 2016, replacing Messrs. Ogle and Stover. Messrs. Thomas Knudson and John Mogford served on the

Nominating and Governance Committee until February 2016. The Nominating and Governance Committee held three meetings during 2016.

Special Committee. Prior to our emergence from the Chapter 11 Cases, a Special Committee assisted the Board of Directors in its evaluation and assessment of current market trends and conditions related to the Company’s financial position and that of the Company’s peers. The members of the Special Committee were Messrs. Carr (Chairman) and Ogle. Mr. DeMontrond previously served on the Special Committee but was removed upon his resignation from the Board of Directors in February 2016. The Board of Directors may form special committees from time to time in the future.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Overview

We are currently considered a smaller reporting company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two next most highly compensated executive officers. We refer to the aforementioned individuals throughout this discussion as the “Named Executive Officers” and their names, titles and positions are as follows:

Name	Title and Position
Frederic F. Brace	President & Chief Executive Officer
Nelson M. Haight	Executive Vice President & Chief Financial Officer
Mitchell G. Elkins	Executive Vice President — Operations

This summary focuses primarily on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2016. We are a “smaller reporting company” as defined by the SEC, and are therefore not required to provide, and do not purport to provide, all of the disclosures required for a “Compensation and Discussion Analysis” as set forth in rules promulgated by the SEC.

Compensation Program Philosophy and Objectives

Our future success and the ability to create long-term value for our stockholders depends on our ability to attract, retain and motivate some of the most qualified individuals in the oil and gas industry. Our compensation program is designed to reward performance that supports our long-term strategy and the achievement of our short-term goals. We believe that compensation should:

•                                          help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

•                                          align the interests of the individual with those of our stockholders and motivate long-term value creation;

•                                          be directly tied to the attainment of annual performance targets and reflect the Named Executive Officer’s individual contribution thereto;

•                                          pay for performance, whereby an individual’s total direct compensation is heavily influenced by company performance; and

•                                          reflect the unique qualifications, skills, experience and responsibilities of each individual.

Elements of Our Compensation

The compensation program for our Named Executive Officers is comprised of the following four elements:

•                                          base salary;

•                                          annual performance-based cash incentive awards;

•                                          long-term equity-based compensation; and

•                                          other employee benefits.

Base Salary. Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year.

Annual Performance-Based Cash Incentive Awards. We have historically used, and expect to continue to use, performance-based cash incentive awards to reward achievement of specified performance goals for the Company as a whole with a time horizon of one year or less.

In April 2016, in light of the Chapter 11 Cases, the Compensation Committee revised the format of our annual performance-based cash incentive awards to a quarterly incentive program to better motivate management during the pendency of our Chapter 11 reorganization. The Bankruptcy Court approved the participation of our Named Executive Officers in the quarterly performance-based cash incentive program upon confirmation of the Chapter 11 plan of reorganization.  Effective as of January 1, 2017, the Compensation Committee revised the format of our annual performance-based cash incentive awards to be granted on an annual basis.

Long-Term Equity-Based Incentives. We believe a formal long-term equity incentive program is a valuable compensation tool and is consistent with the compensation programs of the companies in our peer group. Prior to our emergence from the Chapter 11 Cases, we maintained a long-term incentive plan which permitted the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions. We did not issue long-term incentive awards to our Named Executive Officers or other executives in the Spring of 2016 due to the ongoing bankruptcy proceedings. However, as approved under the Chapter 11 plan of reorganization, each of our Named Executive Officers along with certain other employees of the Company, received an equity grant in the form of time-vested restricted stock units (“RSUs”) and time-vested stock options upon emergence from the Chapter 11 Cases under the Company’s 2016 Long Term Incentive Plan (the “2016 Long Term Incentive Plan”). Each grant of RSUs and stock options will vest as to 1/6 of the award on the six-month anniversary from the Effective Date of our emergence, an additional 1/6 of the award will vest on the 12-month anniversary from the Effective Date of our emergence, a further 1/3 of the award will vest on the 24-month anniversary from the Effective Date of our emergence, and the final 1/3 of the award will vest on the 36-month anniversary from the Effective Date of our emergence. In addition, in the event an executive with an employment agreement with the Company (including our Named Executive Officers) is terminated by us without Cause or terminates for Good Reason (in each case, as defined in the applicable Named Executive Officer’s employment agreement, as discussed further below) or due to death or disability, 100% of the unvested award will immediately accelerate and vest as of the date of such termination.

Other Employee Benefits. All of our full-time employees, including our Named Executive Officers, receive the same health and welfare benefits. The benefits include a 401(k) retirement program with a company match of up to 8% of an employee’s pay, health insurance, dental insurance, life and accidental death and dismemberment insurance, as well as long term disability insurance. We do not currently offer any other retirement or pension program as we feel that the compensation package offered to our Named Executive Officers provides compensation and incentives sufficient to attract and retain excellent talent without the addition of this benefit.

Employment Agreements Following Our Emergence From the Chapter 11 Cases

In connection with our emergence from the Chapter 11 Cases, the Compensation Committee approved new employment agreements with our Named Executive Officers as set forth below.

Employment Agreement with Mr. Brace

Effective upon our emergence from the Chapter 11 Cases, we entered into a new employment agreement with Mr. Brace (the “Brace Employment Agreement”). The initial term of the Brace Employment Agreement is one year with automatic extensions for additional one-year periods unless either party provides at least sixty days advance written notice of the intent to terminate the Brace Employment Agreement. Under the Brace Employment Agreement, Mr. Brace receives an annual base salary of $700,000, which may be increased, but not decreased, at any time at the discretion of the Board of Directors. Mr. Brace is also eligible to receive an annual cash bonus and to participate in all other bonus, incentive, retirement and similar plans applicable generally to other similarly situated employees of ours. Mr. Brace’s annual cash bonus shall be no less than 100% of his annual base salary. Mr. Brace is entitled to five weeks of vacation each year during the term of the Brace Employment Agreement. The Brace Employment Agreement contains a confidentiality obligation on the part of Mr. Brace of indefinite duration but does not contain any non-competition or non-solicitation obligations on the part of Mr. Brace following the termination of his employment with us.

Upon a termination of his employment by the Company with or without Cause or by Mr. Brace with or without Good Reason (as each term is defined below), in each case, during the first year of the agreement, Mr. Brace will be entitled to: (i) any accrued but unpaid base salary; (ii) payment of any accrued but unpaid expense reimbursements; (iii) payment for any accrued but unused vacation; (iv) any employee benefits pursuant to the terms of the applicable employee benefit plan; (v) his target bonus, payable in a lump sum; (vi) continuation of his base salary until the end of the initial term (terminable earlier upon his commencement of full-time employment with another entity); and (vii) a monthly cash payment equal to the cost of continued medical, dental and vision coverage for him and his spouse and any eligible dependents for the 24-month period following his termination date (terminable earlier upon his commencement of full-time employment with another entity that provides comparable health and welfare benefits). Additionally, if the termination of employment is by the Company without Cause or by Mr. Brace for Good Reason, all unvested awards granted to him under the 2016 Long Term Incentive Plan shall vest.

For purposes of the Brace Employment Agreement, “Cause”, in all material respects, means: (i) a breach by Mr. Brace of his obligations under the Brace Employment Agreement, which constitutes nonperformance by him of his obligations and duties thereunder, as determined by us, (ii) commission by Mr. Brace of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by Mr. Brace of any restrictive covenants contained within the Brace Employment Agreement that is not cured within 15 days of Mr. Brace’s receipt of written notice thereof, (iv) Mr. Brace’s conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of Mr. Brace to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) Mr. Brace’s unlawful use (including being under the influence) or possession of illegal drugs, or (vii) Mr. Brace’s willful and material violation of any federal, state, or local law or regulation applicable to us or its business which adversely affects us that is not cured after written notice from us.

For purposes of the Brace Employment Agreement, “Good Reason” means any of the following, but only if occurring without Mr. Brace’s consent: (i) a material diminution in Mr. Brace’s base salary or target bonus opportunity, (ii) a material diminution in Mr. Brace’s titles, positions, authority, duties, or responsibilities, (iii) the relocation of Mr. Brace’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Brace Employment Agreement or agreement pursuant to which Mr. Brace received a grant of equity-based awards in connection with our emergence from the Chapter 11 Cases.

In the event that Section 280G of the Code applies to any compensation payable to Mr. Brace, the Brace Employment Agreement provides for a Section 280G Best Net Cutback. The Brace Employment Agreement does not provide any obligation for us to pay a “gross-up” or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

Employment Agreements with other Named Executive Officers

Effective upon our emergence from the Chapter 11 Cases, we entered into new employment agreements with our Named Executive Officers other than Mr. Brace (the “Employment Agreements”). The initial term of the Employment Agreements is three years with automatic extensions for additional one-year periods unless either party provides at least sixty days advance written notice of the intent to terminate the Employment Agreement. Under the Employment Agreements, Mr. Haight receives a minimum annual base salary of $375,000 and Mr. Elkins receives a minimum annual base salary of $400,000, respectively, which, in each case, may be increased, but not decreased, at any time at the discretion of the Board of Directors. Each Named Executive Officer is also eligible to receive an annual cash bonus and to participate in all other bonus, incentive, retirement and similar plans applicable generally to other similarly situated employees of us. The target annual cash bonus of Mr. Haight and Mr. Elkins are 80% of their respective annual base salaries. Each executive is entitled to five weeks of vacation each year during the term of the Employment Agreement. The Employment Agreement contains a confidentiality obligation on the part of the executive of indefinite duration and non-competition and non-solicitation obligations on the part of the executive for a period of one-year following his termination of employment with us for any reason.

Upon a termination of the executive’s employment by us for Cause, by the executive without Good Reason, or due to death or disability during the term of the Employment Agreement, the executive is entitled to (i) the portion of the executive’s base salary accrued through the termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”), and (ii) any accrued or vested amount arising from the executive’s participation in, or benefits under, any incentive plans (the “Accrued Incentives”), which amount was payable in accordance with the terms and conditions of such incentive plans.

Upon a termination of the executive’s employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump sum cash payment equal to 1.5 times (in the case of Mr. Haight) or 1.0 times (in the case of Mr. Elkins) of the applicable Named Executive Officer’s base salary plus annual target bonus and (iv) monthly payments equal to the monthly COBRA premium for Executive and his spouse and any eligible dependents for up to 18 months (for Mr. Haight) or 12 months (for Mr. Elkins) following the executive’s termination of employment. Additionally, if the termination of employment is by the Company without Cause or by the executive for Good Reason, all unvested awards granted to the executive under the 2016 Long Term Incentive Plan shall vest.

Upon a termination of the executive’s employment by us without Cause or by the executive for Good Reason during the term of the Employment Agreement and within twelve months following a change in control of us, the executive is entitled to: (i) the Accrued Obligations, (ii) the Accrued Incentives, (iii) a lump-sum cash payment equal to the product of (x) the highest annual bonus paid to the executive for the three immediately preceding completed fiscal years plus the highest base salary paid to the executive during the three years immediately preceding the change in control, multiplied by (y) 2.0, and (iv) monthly payments equal to the monthly COBRA premium for executive and any eligible dependents for up to 18 months (for Mr. Haight) or 12 months (for Mr. Elkins) following the executive’s termination of employment. Additionally, if the termination of employment is by the Company without Cause or by the executive for Good Reason, all unvested awards granted to the executive under the 2016 Long Term Incentive Plan shall vest.

For purposes of the Employment Agreements, “Cause”, in all material respects, means: (i) a breach by the executive of the executive’s obligations under the executive’s Employment Agreement, which constitutes nonperformance by the executive of their obligations and duties thereunder, as determined by us, (ii) commission by the executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us, (iii) a material breach by the executive of any restrictive covenants contained within the executive’s Employment Agreement that is not cured within 15 days of the executive’s receipt of written notice thereof, (iv) the executive’s conviction, plea of no content or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to us, (v) the willful refusal or intentional failure of the executive to carry out, or comply with, in any material respect, any lawful and material written directive of us, (vi) the executive’s unlawful use (including being under the influence) or possession of illegal drugs, or (vii) the executive’s willful and material violation of any federal, state, or local law or regulation applicable to us or our business which adversely affects us that is not cured after written notice from us.

For purposes of the Employment Agreement, “Good Reason” means any of the following, but only if occurring without the executive’s consent: (i) a material diminution in the executive’s base salary or target bonus opportunity, (ii) a material diminution in the executive’s titles, positions, authority, duties, or responsibilities, (iii) the relocation of the executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (iv) our failure to comply with any material provision of the Employment Agreement or agreement pursuant to which the executive received a grant of equity-based awards in connection with our emergence from the Chapter 11 Cases.

Severance payments made under the Employment Agreement are contingent upon the executive’s execution of a valid release of claims. Further, severance payments may be stopped and any payments already made must be repaid in the event the executive violates the confidentiality, non-competition or non-solicitation provisions of the Employment Agreement.

In the event that Section 280G of the Code applies to any compensation payable to the executives, the Employment Agreements provide for a Section 280G Best Net Cutback. The Employment Agreements do not provide any obligation for us to pay a “gross-up” or make the executive whole for any excise or regular income taxes, including the excise taxes that may be due under Section 4999 of the Code.

Accounting and Tax Considerations

Under Section 162(m) of the Internal Revenue Code a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code) of such corporation exceeding $1,000,000 in any taxable year, unless the compensation meets certain requirements for qualified “performance-based compensation.”

All equity awards to our employees, including our Named Executive Officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 718, “Compensation—Stock Compensation.”

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our Named Executive Officers during the fiscal years ended December 31, 2015, and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Frederic F. Brace	2016	1,105,448	—	4,026,313	1,438,188	22,414	6,592,363
President and Chief Executive Officer	2015	973,076	—	—	1,362,598	21,200	2,356,874
Nelson M. Haight	2016	375,000	—	2,910,229	390,300	22,414	3,697,943
Executive Vice President and Chief Financial Officer	2015	375,033	810,000	716,766	420,126	21,200	2,343,125
Mitchell G. Elkins	2016	400,000	21,667	3,103,394	416,320	22,414	3,963,795
Executive Vice President Operations	2015	350,000	208,333	179,828	338,618	21,200	1,097,979

(1)                                 This column reflects the base salary earned by each Named Executive Officer during the 2016 and 2015 fiscal years.

(2)                                 This amount represents the payment of the cash retention award for Messrs. Elkins and Haight. The payment of the cash retention award was designed to pay out on June 1, 2015, January 1, 2016 and June 1, 2016 for Mr. Elkins. For 2015, Mr. Elkins received $50,000 for each cash loyalty award, and $108,333 for the two retention award payments. For 2015, Mr. Haight received two separate cash loyalty awards of $30,000 for each cash loyalty award.  Additionally, on December 18, 2014, the Compensation Committee approved a cash retention award to Mr. Haight.  The cash retention award granted to Mr. Haight was in the amount of

$750,000.  The award was paid out in three equal installments on each of January 1, 2015, June 1, 2015, and December 1, 2015, and required that Mr. Haight remain continuously employed through each such date.

(3)                                 For 2016, amounts reflected in the table above are for awards of restricted stock units and stock options. Also for 2016, included in the table above are amounts for 100 shares of unrestricted share of common stock awarded to each Named Executive Officer and the payment for the related taxes. For 2015, amounts reflected in the table above are for awards of restricted stock. All awards are reported based upon the grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

(4)                                 The amounts reported in this column reflect the aggregate amount paid in total to each Named Executive Officer with respect to performance in 2015 and 2016 under our then applicable annual short term incentive bonus programs.

(5)                                 These amounts represent a company match of 401(k) contributions made in 2015 and 2016 including a year-end 401(k) true-up amount of $21,200 for Mr. Brace for 2015, paid in the fourth quarter of 2016, and $5,200 for Mr. Brace and $16,106 for Mr. Haight, paid in the first quarter of 2017.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2016.

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Frederic F. Brace	—	131,773	19.66	10/21/2026	131,773	2,732,972
Nelson M. Haight	—	95,228	19.66	10/21/2026	95,228	1,975,028
Mitchell G. Elkins	—	101,553	19.66	10/21/2026	101,553	2,106,209

(1)                                 Amounts reported in this column represent time-vested stock options granted on October 21, 2016. Unless provided for otherwise under the terms of each Named Executive Officer’s respective employment agreement with the Company, the awards vest as to 1/6 of the award on the April 21, 2017, an additional 1/6 of the award will vest on October 21, 2017, an additional 1/3 of the award will vest on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.

(2)                                 Amounts reported in this column represent time-vested restricted stock units granted on October 21, 2016. Unless provided for otherwise under the terms of each Named Executive Officer’s respective employment agreement with the Company, the awards vest as to 1/6 of the award on the April 21, 2017, an additional 1/6 of the award will vest on October 21, 2017, an additional 1/3 of the award will vest on October 21, 2018, and the final 1/3 of the award will vest on October 21, 2019.

(3)                                 The amounts reflected in this column represent the market value of restricted stock unit awards granted to the Named Executive Officers, computed based on the closing share price of the common stock of the Company on December 30, 2016 of $20.74 per share.

Director Compensation

For 2016, prior to our emergence from the Chapter 11 Cases, our compensation program for our non-employee directors was as follows:

•                                          an annual cash retainer fee of $150,000 and an additional cash retainer fee of $30,000 for the Lead Director/Chairman of the Board;

•                                          $1,500 in cash for each Board of Directors’ meeting attended, whether in person or via teleconference;

•                                          $1,500 in cash for each committee meeting attended, whether in person or via teleconference;

•                                          committee chairpersons received the following annual cash retainers: (a) Audit Committee chair—$15,000, (b) Compensation Committee chair—$10,000, (c) Nominating & Governance Committee chair—$10,000; and (d) Special Committee chair—$10,000; and

•                                          committee members received the following annual cash retainers: (a) Audit Committee member—$7,500, (b) Compensation Committee member—$5,000, (c) Nominating & Governance Committee member—$5,000; and (d) Special Committee member—$5,000.

Additional quarterly and/or per meeting payments could also have been made to the extent any directors were asked to serve on any additional special committees. Directors who were also our employees did not receive any additional compensation for their service on our Board of Directors or any of its committees. In 2016, Mr. Brace was the only director of the Company who was also an employee of the Company. Directors who were employees of First Reserve or its affiliates did not receive any additional compensation from us for their service on our Board of Directors and have entered into other compensation arrangements with First Reserve for the services they provided to us on behalf of First Reserve. During 2016, John Mogford and George DeMontrond were each employed with (or provided consulting services to) First Reserve and, as such, received no compensation from us for their service on our Board of Directors or any of its committees upon which they served.

In conjunction with our emergence from Chapter 11 cases, our Compensation Committee (in consultation with LB&Co) reviewed the compensation of our non-employee directors and determined that it was appropriate to revise their compensation to provide the following compensation package:

•                                          Chairman of the Board annual cash retainer: $112,500; and annual equity retainer in RSUs equivalent to $210,000;

•                                          Regular Director annual cash retainer: $75,000, and annual equity retainer in RSUs equivalent to $140,000;

•                                          The equity retainers for all non-employee directors will vest on the first to occur of (i) December 31, 2017, (ii) the non-employee director’s termination of directorship (other than for “Cause”), (iii) the non-employee director’s death, or (iv) the non-employee director’s disability, which our Compensation Committee believes will align our non-employee directors’ interests with those of our shareholders on an annual basis;

•                                          Audit Committee Chair additional retainer: $25,000, and Audit Committee member additional service retainer: $12,500;

•                                          Compensation Committee Chair additional retainer: $15,000, and Compensation Committee member additional service retainer: $7,500;

•                                          Nominating Chair additional retainer: $10,000, and Nominating member additional service retainer: $5,000.

Additionally, all non-employee directors received a one-time grant of RSUs with a grant-date value equal to $250,000, and vesting on the first business day following the date on which the Adjusted Share Price of our common stock is equal to or greater than $30 (the “Director LTIP” award). Our Compensation Committee believes that an additional grant of equity-based awards is necessary to immediately align our non-employee directors’ interests with those of our shareholders generally, as our non-employee directors did not hold equity as of our emergence from the Chapter 11 Cases. The Director LTIP award will vest only if our share price materially increases from its price on the date the Director LTIP was granted. The Director LTIP award is subject to accelerated vesting in the event we undergo a Change in Control (as defined in our 2016 Long Term Incentive Plan) and any unvested Director LTIP is subject to forfeiture on the first to occur of (i) the fifth anniversary of the grant date or (ii) a recipient’s termination of directorship for any reason.

For purposes of the Director LTIP award, “Adjusted Share Price” means the sum of (a) the average of the closing prices of our common stock during the 60 consecutive trading days ending on the specified measurement date (or if such measurement date does not fall on a trading day, the immediately preceding trading day); and (y) the aggregate value of any dividends paid on shares of common stock over the period beginning on the grant date and ending on the measurement date

Each director is reimbursed for travel and miscellaneous expenses (i) to attend meetings and activities of our Board of Directors or its committees; and (ii) related to such director’s participation in our general education and orientation program for directors.

In November 2016, following our emergence from the Chapter 11 Cases, each non-employee director was granted (i) a proportionate amount of RSUs attributable to the fourth quarter of 2016, (ii) a grant of RSUs pursuant to the Director LTIP described above, and (iii) a grant of RSUs attributable to the applicable non-employee director’s service on our Board of Directors in 2017. The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Alan J. Carr(3)	219,910	514,443	734,353
Patrice D. Douglas	25,412	426,956	452,368
Todd R. Snyder	24,162	426,956	451,118
Neal P. Goldman	23,537	426,956	450,493
Michael S. Reddin	22,912	426,956	449,868
Bruce H. Vincent	26,037	426,956	452,993
Thomas C. Knudson(4)	23,200	—	23,200
George A. DeMontrond(4)	—	—	—
John Mogford(4)	—	—	—
Robert E. Ogle(4)	187,510	—	187,510
Bruce G. Stover(4)	164,835	—	164,835

(1)                                 Includes annual cash retainer fee, board and committee meeting fees, a cash payment for the taxes attributable to the 100 shares of unrestricted shares of the Company’s common stock issued to each of Ms. Douglas and Messrs. Carr, Goldman, Reddin, Snyder and Vincent on the Effective Date and committee chair and member fees for each non-employee director during fiscal year 2016 as more fully explained in the preceding paragraphs.

(2)                                 The amounts reported in the ‘‘Stock Awards’’ column reflect the aggregate grant date fair value of restricted stock unit awards granted under our 2016 Long Term Incentive Plan on October 21, 2016, computed in accordance with FASB ASC Topic 718. The Stock Awards include (i) a pro-rata portion of the non-employee director’s annual equity award in respect of 2016, (ii) the full amount of the non-employee director’s annual equity award in respect of 2017, and (iii) the non-employee director’s Director LTIP award, as more fully explained in the preceding paragraphs. Also included are the award of 100 unrestricted shares of common stock.

(3)                                 Mr. Carr served as a director during all of the 2016 fiscal year, prior to and after our emergence from the Chapter 11 Cases.

(4)                                 These non-employee directors were no longer directors at the conclusion of the 2016 fiscal year.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Introduction

Section 14A of the Securities Exchange Act requires public companies to conduct a separate stockholder advisory vote to approve the compensation of Named Executive Officers, commonly known as a “Say-on-Pay” proposal. Accordingly, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this Proxy Statement. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Meetings and Committees of Directors” and “Executive Compensation and Other Information” sections of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our Named Executive Officers based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to properly incentivize future performance by rewarding the achievement of established goals, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short and long-term incentive compensation to reward near-term excellent performance and to encourage our Named Executive Officers’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our Named Executive Officers be compensated competitively as compared to other companies in the same and closely related industries while ensuring that our compensation programs are consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in “Executive Compensation and Other Information”, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers are reasonable and not excessive. As you consider this Proposal TWO, we urge you to read “Executive Compensation and Other Information” for additional details on the compensation of our Named Executive Officers, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures.

As an advisory vote, Proposal TWO is not binding on our Board of Directors or the Compensation Committee and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Text of the Resolution to be Adopted

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

Vote Required

Approval of Proposal TWO requires the affirmative vote of the holders of a majority of the shares of common stock of the Company, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this Proposal TWO will be counted as shares entitled to vote on the Proposal. For these purposes, broker non-votes are not treated as entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the Proposal.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, no member of the Compensation Committee served as an executive officer of the Company. During 2016, there were no Compensation Committee interlocks with other companies.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Mr. Vincent qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on October 21, 2016, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our independent registered public accounting firm.

The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees.

Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Audit Committee of the Board of Directors

Bruce H. Vincent
Todd R. Snyder
Patrice D. Douglas

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•                                          role and functions of the Board of Directors and its Chairman;

•                                          qualifications and independence of directors;

•                                          size of the Board of Directors and director selection process;

•                                          committee functions and independence of committee members;

•                                          meetings of non-employee directors;

•                                          self-evaluation;

•                                          ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.midstatespetroleum.com);

•                                          compensation of the Board of Directors;

•                                          succession planning;

•                                          access to senior management and to independent advisors;

•                                          new director orientation; and

•                                          continuing education.

The “Corporate Governance Guidelines” are posted on the Company’s website at www.midstatespetroleum.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Carr has served as Chairman of the Board of Directors since October 21, 2016. Frederic F. Brace was appointed as a director on March 9, 2015, was named Interim President and Chief Executive Officer on March 18, 2015, and on October 21, 2016 was named the Company’s President and Chief Executive Officer.

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-employee directors consider the Board’s leadership structure on an annual basis.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Carr, the Board’s Chairman), any committee of the Board, or our non-employee directors as a group, by writing to them c/o Corporate Secretary, Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma, 74103. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that Messrs. Carr, Goldman, Reddin, Snyder, Vincent and Ms. Douglas are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that (i) Messrs. Vincent, Snyder and Ms. Douglas are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE applicable to members of the Audit Committee and (ii) Messrs. Carr, Goldman and Reddin are independent under the standards set forth by the NYSE applicable to members of the Compensation Committee.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in October 2016. The Board of Directors determined that each of the Audit Committee members is financially literate and that Mr. Vincent is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except as discussed below, the Board of Directors as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:

•                                          oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

•                                          has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

•                                          reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board of Directors does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We did not hold an annual meeting in 2016. We anticipate that all of our directors will attend the 2017 Annual Meeting.

Hedging Policy

Because the Company believes that it is improper and inappropriate for its directors or executive officers to engage in short-term or speculative transactions involving the Company’s securities, the Company’s insider trading policy prohibits any of its directors or executive officers from engaging in hedging transactions or other transactions involving any derivative securities of the Company.

Stock Ownership Requirements

The Board of Directors believes that directors should own and hold common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In this regard, the Board has adopted minimum Director Stock Ownership Guidelines (the “Guidelines”). The Guidelines apply to the non-employee directors of the Company.

The Guidelines require directors of the Company to own 10,000 Qualifying Shares (as defined below) (the “Required Stock Holdings”). Absent certain instances of severe hardship (as determined by the Compensation Committee), non-employee directors are prohibited from selling any shares of Company stock unless such non-employee director is in compliance with the Guidelines. Notwithstanding the preceding sentence, non-employee directors may sell or otherwise dispose of shares of Company stock to satisfy any applicable tax withholding obligations due in connection with the vesting or payment of any restricted stock units or deferred stock units.

Stock that counts toward satisfaction of these Guidelines includes each the following (each, the “Qualifying Shares”): (i) Company stock purchased on the open market, (ii) vested and unvested restricted stock units, (iii) restricted stock units deferred pursuant to the Company’s Directors Deferred Compensation Plan (“deferred stock units”) and (iv) Company stock beneficially owned in a trust, by a spouse and/or minor children. Notwithstanding the foregoing, shares of Company stock that non-employee directors may receive pursuant to the Company’s Director Long Term Incentive Plan are not included as Qualifying Shares for Guidelines purposes.

Non-employee directors are required to achieve ownership of the Required Stock Holdings within two (2) years after the later to occur of the adoption of the Guidelines or after first becoming a non-employee director. Once achieved, ownership of the Required Stock Holdings must be maintained for as long as the non-employee director is subject to the Guidelines.

Compliance with this policy by each non-employee director is reviewed by the Compensation Committee on an annual basis. There may be instances where the Guidelines would place a severe hardship on a non-employee director. In such instances, the Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for the non-employee director that reflects both the intention of the Guidelines and the personal circumstances of the non-employee director. The Guidelines may be evaluated against Company needs and prevailing market practices from time to time, and may be modified or terminated by the Board of Directors of the Company. The Compensation Committee has never found a violation of this policy, so the Compensation Committee has not exercised its discretion in this regard. The stock ownership requirements will not apply to Frederic F. Brace while he is serving as President and Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 18, 2017, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each Named Executive Officer of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103.

As of April 18, 2017, 24,994,867 shares of our common stock were outstanding.

Name of Person or Identity of Group	Number of Shares		Percentage of Class
5% Shareholders:
Avenue Capital funds (1)	3,494,914		13.98%
Centerbridge funds (2)	4,582,301	(3)	18.33%
Fir Tree funds (4)	6,393,078		25.58%
Man Group plc (5)	1,421,123		5.69%
Pine River Capital Management L.P.(6)	1,504,444		6.02%
Cerberus funds (7)	1,662,056		6.65%
Directors, Director Nominees and Named Executive Officers:
Alan J. Carr (8)	13,451		*
Frederic F. Brace (9)	131,873		*
Patrice D. Douglas (10)	9,001		*
Neal P. Goldman (11)	9,001		*
Todd R. Snyder (12)	9,001		*
Michael S. Reddin (13)	9,001		*
Bruce H. Vincent (14)	9,001		*
Nelson M. Haight (15)	95,328		*
Mitchell G. Elkins (16)	101,653		*
All directors and executive officers as a group	472,335		1.89%

*                                         Less than 1%.

(1)                                 Comprised of 3,494,914 shares of common stock held directly by Avenue Energy Opportunities Fund, L.P. (“Avenue Energy Opportunities Fund”). Avenue Energy Opportunities Partners, LLC is the general partner of Avenue Energy Opportunities Fund. GL Energy Opportunities Partners, LLC is the managing member of Avenue Energy Opportunities Partners, LLC. Avenue Capital Management II, L.P. is the investment adviser to Avenue Energy Opportunities Fund, L.P. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Marc Lasry is the managing member of GL Energy Opportunities Partners, LLC and Avenue Capital Management II GenPar, LLC. Each of the foregoing individuals and entities share the power to vote common stock held by Avenue Energy Opportunities Fund. The principal address of the foregoing individuals and entities is 399 Park Avenue, 6th Floor, New York, NY 10022.

(2)                                 Includes 1,204,284 shares of common stock (including 243,053 shares of common stock issuable upon exercise of warrants) held by Centerbridge Credit Partners, L.P. (“Onshore Fund”), 1,068,913 shares of common stock (including 314,836 shares of common stock issuable upon exercise of warrants) held directly by Centerbridge Special Credit Partners II AIV III, L.P. (“SC II AIV III”), 500,970 shares of common stock (including 77,838 shares of common stock issuable upon exercise of warrants) held directly by Centerbridge Credit Partners Offshore Intermediate III, L.P. (“Offshore Int III”) and 1,808,134 shares of common stock (including 360,927 shares of common stock issuable upon exercise of warrants) held directly by Centerbridge Credit Partners TE Intermediate I, L.P. (“TE Int I”). Centerbridge Credit Partners General Partner, L.P. (“Credit GP”) is the general partner of Onshore Fund and TE Int I.

Centerbridge Credit Partners Offshore General Partner, L.P. (“Credit Offshore GP”) is the general partner of Offshore Int III. Centerbridge Credit Cayman GP Ltd. (“Credit Cayman GP”) is the general partner of Credit

GP and Credit Offshore GP. Centerbridge Special Credit Partners General Partner II, L.P. (“SC II GP”) is the general partner of SC II AIV III. CSCP II Cayman GP Ltd. (“SC II Cayman GP”) is the general partner of SC II GP. Credit GP and Credit Cayman GP share the power to vote and invest the common stock held by Onshore Fund and TE Int I. Credit Offshore GP and Credit Cayman GP share the power to vote and invest the common stock held by Offshore Int III. SC II Cayman GP and SC II GP share the power to vote and invest the common stock held by SC II AIV III. Mark T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities, control each of Onshore Fund, TE Int I, Offshore Int III and SC II AIV III. Each of Credit GP, Credit Offshore GP, Credit Cayman GP, SC II GP, SC II Cayman GP, Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of such securities. The principal address of the foregoing individuals and entities is 375 Park Avenue, 12th Floor, New York, NY 10152.

(3)                                 Includes shares issuable upon exercise of warrants.

(4)                                 Comprised of 1,065,256 shares of common stock held directly by Fir Tree Capital Opportunity (LN) Master Fund, L.P., 3,852,002 shares of common stock held directly by Fir Tree Value (LN) Master Fund, L.P., 109,494 shares of common stock held directly by FT SOF IV Holdings, LLC, 127,358 shares of common stock held directly by FT SOF V Holdings, LLC and 1,238,968 shares of common stock held directly by FT SOF VII AIV Holdings I, LLC. Fir Tree Inc., is the investment manager for the foregoing entities, has the shared power to vote or direct the voting, and to dispose or direct the disposition of, the shares of our common stock beneficially owned by each of the foregoing entities. The principal address of these entities is 55 West 46th Street, 29th Floor, New York, NY 10036.

(5)                                 The principal address of this entity is Riverbank House, 2 Swan Lane, London EC4R 3AD, United Kingdom.

(6)                                 The principal address of this entity is 601 Carlson Parkway, 7th Floor, Minnetonka, MN 55305.

(7)                                 Comprised of 1,490 shares (including 1,306 shares of common stock issuable upon exercise of warrants) held directly by Cerberus Institutional Partners VI, L.P., 1,453,407 shares (including 1,273,081 shares of common stock issuable upon exercise of warrants) held directly by Cerberus Institutional Partners V, L.P., 145,719 shares (including 127,643 shares of common stock issuable upon exercise of warrants) held directly by Cerberus International II Master Fund, L.P. and 61,432 shares (including 53,812 shares of common stock issuable upon exercise of warrants) held directly by Cerberus Partners II, L.P. Stephen Feinberg, through one or more intermediate entities, possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company beneficially owned by each of Cerberus Institutional Partners VI, L.P., Cerberus Institutional Partners V, L.P., Cerberus International II Master Fund, L.P., and Cerberus Partners II, L.P. The principal address of each of the foregoing c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

(8)                                 Includes 13,351 RSUs.

(9)                                 Includes 131,773 RSUs.

(10)                          Includes 8,901 RSUs.

(11)                          Includes 8,901 RSUs.

(12)                          Includes 8,901 RSUs.

(13)                          Includes 8,901 RSUs.

(14)                          Includes 8,901 RSUs.

(15)                          Includes 95,228 RSUs.

(16)                          Includes 101,553 RSUs.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2016, including those reports that we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no director, Section 16 officer, beneficial owner of more than 10% of the outstanding common stock of the company, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during 2016, except that:

•                                          Two transactions by Scott C. Weatherholt, Vice President - General Counsel & Corporate Secretary and Vice President - Land, related to the granting of an award of RSUs and stock options on October 21, 2016 and award of common stock on November 8, 2016, were not timely reported on Form 4.

•                                          One transaction by Frederic F. Brace, President & Chief Executive Officer and Director, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Nelson M. Haight, Executive Vice President & Chief Financial Officer, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Mitchell G. Elkins, Executive Vice President Operations, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Amelia Kim Harding, Vice President—Human Resources & Administration, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Alan Jeffrey Carr, Director, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Neal P. Goldman, Director, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Bruce H. Vincent, Director, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Patrice D. Douglas, Director, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Todd R. Snyder, Director, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

•                                          One transaction by Michael Reddin, Director, related to the granting of an award of common stock on November 8, 2016, was not timely reported on Form 4.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review, Approval and Ratification of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•                                          any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;

•                                          any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock;

•                                          any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s common stock; and

•                                          any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s written Related Persons Transaction Policy adopted by the Board of Directors at the time of our initial public offering in April 2012 and ratified by the Board of Directors on October 21, 2016, which pre-approves or ratifies (as applicable) certain related person transactions, including:

•                                          any employment by the Company of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•                                          director compensation that is required to be reported in the Company’s proxy statement under Item 402;

•                                          any transaction with another company or which a Related Person’s relationship is an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•                                          charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party

Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

There were no related persons transactions since January 1, 2016 which were required to be reported in “Transactions with Related Persons,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2016, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information,” and the transactions described or referred to below.

Transactions with Related Persons

Registration Rights Agreement

On the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of the pre-emergence creditors that received shares of our common stock (the “Holders”), as provided in the aforementioned plan of reorganization. The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, the Company is required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 90 days of the Effective Date. On January 18, 2017, the Company filed a Registration Statement on Form S-1, which went effective on February 10, 2017.  The Company is required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement are no longer Registrable Securities.

Additionally, holders have customary demand, underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their demand registration rights, Qualified Holders (as defined in the Registration Rights Agreement) may request us to register all or a portion of their Registrable Securities, including on a delayed or continuous basis under Rule 415 of the Securities Act, provided that such offering is expected to yield aggregate gross proceeds of at least $25 million and we are not otherwise in violation of our obligation to file a Shelf Registration Statement. Under their underwritten offering registration rights, Holders also have certain rights to demand that the Company effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to an effective registration statement. The Company shall not be obligated to effect more than four underwritten offerings in any twelve-month period and the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be sold in such underwritten offering, in the good faith judgment of the managing underwriters, must be at least $25 million. The Company is not obligated to file a registration statement pursuant to a demand notice or conduct an underwritten offering pursuant to a demand notice within 90 days of either a demand registration or an underwritten offering. The Registration Rights Agreement also provides customary piggyback registration rights.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay or withdraw a registration statement under certain circumstances. The Company will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

The obligations to register shares under the Registration Rights Agreement will terminate with respect to the Company and each Holder on the first date upon which the Holder no longer owns any Registrable Securities.

Drilling Operations

Throughout 2016, the Company has contracted with Elkins Drilling Solutions, LLC to provide services for drilling operations in the Mississippian Lime basin. Elkins Drilling Solutions, LLC is a limited liability company of which the president, Chris Elkins, is the son of Mitch Elkins, Executive Vice President of Operations of the Company. For the fiscal year 2016, the Company paid $0.3 million to Elkins Drilling Solutions, LLC for contracted services. The Audit Committee reviewed and approved the Company’s participation in these transactions, pursuant to the process described above.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for 2017. The 2016 audit of the Company’s consolidated financial statements was completed on March 30, 2017.

The Board of Directors is submitting the appointment of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment of that firm as the Company’s independent registered public accounting firm.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed by Deloitte & Touche LLP for fiscal year 2015 and Grant Thornton LLP for fiscal year 2016 (in thousands). Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for fiscal year 2015. Grant Thornton served as the Company’s independent registered public accounting firm for fiscal year 2016, replacing Deloitte & Touche LLP.

	2016	2015
Audit Fees (1)	$1,452,098	$1,715,565
Audit-related Fees (2)	—	—
Tax Fees (3)	151,598	168,119
All Other Fees	—	—
Total	$1,603,696	$1,883,684

(1)                                 Audit fees represent fees for professional services provided in connection with: (a) the annual audit of the Company’s consolidated financial statements; (b) the review of the Company’s quarterly consolidated financial statements; and (c) review the Company’s other filings with the SEC including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2016 and 2015.

(2)                                 Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees.”

(3)                                 Tax fees represent tax return preparation and consultation on tax matters

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of Grant Thornton LLP’s audit, audit-related, tax and other services. For the years ended December 31, 2015 and December 31, 2016, respectively, the Audit Committee pre-approved 100% of the services described above under the captions “Audit Fees,” “Audit-related Fees,” “Tax Fees” and “All Other Fees.”

The Company expects that representatives of Grant Thornton LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for 2017.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2018 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than January 24, 2018 unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2018 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 25, 2018 and February 24, 2018, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company within a reasonable time, the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board of Directors. In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the oil and gas industry, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2018 if that nomination is submitted in writing, and received between January 25, 2018 and February 24, 2018, to Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary. The Company will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•                                          the nominee’s name, address and other personal information;

•                                          the number of shares of each class and series of stock of the Company held by such nominee;

•                                          the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

•                                          all other information required to be disclosed pursuant to the Company’s bylaws and Regulation 14A of the Exchange Act.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions to tabulate votes for a fee estimated not to exceed $20,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Tulsa, Oklahoma, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one Proxy Statement and Annual Report to Stockholders to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, an additional copy of the Proxy Statement and Annual Report to Stockholders to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Proxy Statement and Annual Report to Stockholders by contacting us at the following address or phone number: Midstates Petroleum Company, Inc., 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103, Attention: Corporate Secretary. Conversely, if multiple stockholders sharing an address receive multiple Proxy Statements and Annual Reports to Stockholders and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2016, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

 MIDSTATES PETROLEUM COMPANY, INC. 321 SOUTH BOSTON AVE. SUITE 1000 TULSA,OKLAHOMA 74103 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 000 The Board of Directors recommends you vote FOR proposals 2 and 3. ForAgainst Abstain 2To approve, on a non-binding advisory basis, the compensation of our named executive officers. 3To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountants for 2017. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. 0000332314_1 R1.0.1.15 000 000 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The Annual Group Meeting of Stockholders of Midstates Petroleum Company, Inc. will be held at 9:00 a.m. central time at the offices of Kirkland & Ellis LLP located at 300 North LaSalle, Chicago, Illinois 60654. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com MIDSTATES PETROLEUM COMPANY, INC. Annual Meeting of Stockholders May 24, 2017 9:00 AM Kirkland & Ellis LLP 300 North LaSalle, Chicago, Illinois 60654 The undersigned hereby appoints Nelson M. Haight and Scott C. Weatherholt, and each of them, as proxies, each with the full power of substitution and revocation as to each of them, to represent the undersigned and to vote all of the shares of Common Stock of MIDSTATES PETROLEUM COMPANY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 24, 2017, and any adjournment or postponement thereof, upon the matters set forth on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE "FOR ALL" ON THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3, AND IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED. 0000332314_2 R1.0.1.15